EXHIBIT 4.4.2

TRONY SOLAR HOLDINGS COMPANY LIMITED

November 23, 2009

1.     Reference is made to the investors’ rights agreement dated as of September 26, 2008, by and among Trony Solar Holdings Company Limited (the “Company”),  JPMorgan Special Situations (Mauritius) Limited (the “JP Morgan”), Intel Capital Corporation (together with JP Morgan, the “Investors”) and certain Ordinary Holders identified on Schedule 1 thereto (the “IRA”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the IRA.

2.     Reference is made to the letter agreement dated August 14, 2009 among JP Morgan Securities (Asia Pacific) Limited, the Investors and the Company (the “Letter Agreement”).

3.     Reference is made to the Second Amended and Restated Memorandum and Articles of Association of the Company adopted by special resolution dated October 2, 2009 (the “M&A”) as currently in effect.

4.     Reference is made to the Company’s proposed initial public offering of its American depositary shares (the “ADSs”) representing the Company’s ordinary shares (such initial public offering, the “IPO”), in connection with which a Registration Statement on Form F-1 (File No. 333-162787) (the “Registration Statement”) has been initially publicly filed with the United States Securities and Exchange Commission on October 30, 2009 and subsequently amended on November 13, 2009 (“Amendment No. 1”)  and November 20, 2009 (“Amendment No. 2”).   The Company has commenced its road show for the IPO on November 23, 2009.

5.     Each of the Investors hereby irrevocably agrees that for the purpose of and in connection with the IRA and the M&A, the closing of the IPO as authorized by the Company’s existing board of directors and as described in the Registration Statement, as amended by Amendment No.1 and Amendment No. 2, shall be deemed and treated for all intents and purposes as the closing of a Qualified IPO under the IRA and the M&A, respectively, provided that 50% of the Registrable Securities (as defined in the IRA) held by each of the Investors are sold in the IPO and the terms of the Letter Agreement, M&A and IRA are otherwise complied with. This agreement shall be without prejudice to any rights the Investors have under the M&A and the IRA if the IPO is not consummated.

6.     This letter agreement shall be governed, construed and interpreted in accordance with the laws of Hong Kong.

7.     This letter agreement constitutes the entire agreement among the parties hereto relating to the subject matter hereof and supersedes all prior agreements or understandings both oral and written among all of the parties hereto relating to the subject matter hereof.

8.     This letter agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, legal representatives and permitted assigns.

9.     This letter agreement may be signed in any number of counterparts including counterparts transmitted by facsimile, each of which shall be deemed an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature pages to follow]

TRONY SOLAR HOLDINGS COMPANY LIMITED

By:	/s/ Howard Chu
Name: Howard Chu
Title: Chief Financial Officer

JPMORGAN SPECIAL SITUATIONS (MAURITIUS) LIMITED

By:	Nick Barnes
Name: Nick Barnes
Title: Executive Director

INTEL CAPITAL CORPORATION

By:	Michael J Scown
Name: Michael J Scown
Title: Authorized Signatory